Exhibit 99.1

CTC MEDIA ANNOUNCES CLOSING OF ACQUISITION OF DTV

Moscow – April 17, 2008 – CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent television broadcaster, announced today that it completed the acquisition of the DTV network from Modern Times Group MTG AB (“MTG”) on April 16, 2008.

Alexander Rodnyansky, Chief Executive Officer of CTC Media, said, “We are excited with the opportunity to immediately start integrating DTV into CTC Media. We hope that this will allow us to re-launch the renewed DTV channel by the start of the fall TV season”.

In accordance with the terms of the acquisition agreement, as amended, CTC Media will pay $190 million (approximately half of the total deal consideration) from its current cash balances. The balance is expected to be paid from the proceeds of commercial debt financing by the end of the second quarter. The total cash consideration for the DTV group is $395 million, subject to certain balance sheet adjustments.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia. It owns and operates the CTC television network, whose signal is carried by more than 350 affiliate stations, including 19 owned-and-operated stations; and the Domashny television network, whose signal is carried by over 230 affiliate stations, including 13 owned-and-operated stations. The combined audience share for the CTC and Domashny in 2007 was 11%. CTC Media owns two TV content production companies: COSTAFILM and SOHO MEDIA, and operates Channel 31 in Kazakhstan and a TV company in Uzbekistan. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol: “CTCM”. For more information on CTC Media, please visit: www.ctcmedia.ru.

About DTV Group

Based in Moscow, DTV was acquired in 2001 by Modern Times Group MTG AB, a publicly quoted  international entertainment broadcasting group. As of February 2008, DTV’s signal reached 60% of  TNS Gallup measured households nationwide. The channel is distributed through 28 owned-and-operated local TV stations in larger Russian cities and a number of affiliates. DTV’s average overall 4+ audience share in 2007 was 1.9%. DTV generated approximately $40 million of net sales in 2007 and an operating profit of approximately $4 million.

# # #

Contacts:
CTC Media, Inc.
Ivan Philippov (media)
Katya Ostrova (investors)
+7 495 785 6333

Brainerd Communicators, Inc.
Jenna Focarino (media)
Michael Smargiassi (investors)
+1 212 986 6667

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward lookingstatements, which include, among other things, expectations regarding the closing of the acquisition and our ability to integrate DTV successfully, reflect the Company’s current expectations concerning future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, risks related to our ability to deliver audience share, particularly in primetime, to our advertisers; changes in the size of the Russian television advertising market; free-to-air television remaining a significant advertising forum in Russia; our reliance on a single television advertising sales house for substantially all of our revenues; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on February 29, 2008. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.